Exhibit 8.2

Squire Patton Boggs (US) LLP 1 East Washington Street, Suite 2700 Phoenix, Arizona 85004 O +1 602 528 4000 F +1 602 253 8129 squirepattonboggs.com

June 16, 2017

Board of Directors

Stonegate Bank

400 North Federal Highway

Pompano Beach, Florida 33062

Re:	Merger of Stonegate Bank with and into Centennial Bank, a wholly owned subsidiary of Home Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Stonegate Bank (“SGB”) in connection with the proposed merger (the “Merger”) of SGB with and into Centennial Bank (“Centennial”), a wholly owned subsidiary of Home Bancshares, Inc. (“HBI”), pursuant to the Agreement and Plan of Merger, dated March 27, 2017 (the “Merger Agreement”), as described in the joint proxy statement/prospectus of SGB and HBI, which are part of the registration statement on Form S-4 filed by HBI with the U.S. Securities and Exchange Commission on or about May 9, 2017, as amended or supplemented through the date hereof (the “Registration Statement”) in connection with the Merger. At your request, and in connection with the filing of the Registration Statement, we are rendering this opinion concerning certain United States federal income tax matters. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that: (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Parent Share Average Closing Price at the Effective Time will be equal to or in excess of $3.27 and SGB shareholders will, in aggregate, receive Parent Common Stock in exchange for at least 50 percent of their SGB common stock; (iii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct; (iv) the factual statements and representations made by each of SGB and HBI in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time; (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification; and (vi) SGB, HBI and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that under currently applicable United States federal income tax law: (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) subject to the limitations and qualifications set forth therein, the discussion in the section of the Registration Statement entitled “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of SGB common stock.

Stonegate Bank

June 16, 2017

We express no opinion on any issue relating to the tax consequences of the Merger or any other transaction contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform either SGB or HBI of any such change or inaccuracy that may occur or come to our attention.

This opinion is only being furnished to SGB’s and HBI’s shareholders in connection with the filing of the Registration Statement, is solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and references to our opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP